Vicor Corporation Announces Plans to File Its Delayed Quarterly Reports

ANDOVER, MA -- 01/30/2008 -- Vicor Corporation (NASDAQ: VICR) today announced that it anticipates that its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2007 and September 30, 2007 will be filed in February 2008. The Company anticipates that its shares will continue to be listed on the NASDAQ until such filings are made.

During Q2 2007, the Company made an additional investment of $1 million in a related party, which requires the Company to account for the investment in the related party under the equity method of accounting and to retroactively restate its previously issued consolidated financial statements to reflect the equity method of accounting in prior periods in accordance with Accounting Principles Board Opinion No. 18. The Company is in the process of compiling the financial information needed to record the appropriate adjustments for the equity method of accounting in order to file its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2007 and September 30, 2007.

The Company had previously announced that the NASDAQ Listing Qualifications Panel issued a decision on November 2, 2007 to give the Company until January 31, 2008 to file its past due Form 10-Q for the quarter ended June 30, 2007 and regain compliance with NASDAQ's listing requirements. The Nasdaq Listing and Hearing Review Council (the "Listing Council") is reviewing and has stayed the November 2, 2007 decision and has also determined to stay the November 2, 2007 decision to suspend the Company's securities from trading as of January 31, 2008. The Company's shares will continue to be listed on the NASDAQ during the review period, which is anticipated to extend at least through February 2008.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those projected or anticipated. These risks and uncertainties include the effects of equity accounting with respect to certain affiliates, the timing of the filing of the Company's Quarterly Reports on Form 10-Q, the continued listing of the Company's shares on the NASDAQ, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:

Mark A. Glazer
Vice President of Treasury Services
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439